Exhibit 99.1

For Details Contact:

Edward J. Richardson

Chairman and Chief Executive Officer

Richardson Electronics, Ltd.

Phone 630-208-2340

E-mail: info@rell.com

For Immediate Release

Richardson Electronics Announces the Appointment of

Arthur Buckland to President and Chief Operating Officer

LaFox, IL USA, Thursday, January 19, 2006: Richardson Electronics, Ltd. (NASDAQ: RELL), today announced the appointment of Arthur Buckland to President, Chief Operating Officer, and Board Member effective January 20, 2006.

Bruce Johnson, current President and Chief Operating Officer, has announced he is retiring as he will be 65 in February. Mr. Johnson will continue as President Emeritus and Director of Richardson Electronics. We wish to thank Bruce for his major contributions to Richardson Electronics as President. Under Bruce’s direction for nearly ten years, the company has grown from $250 million to over $600 million in sales. We look forward to the continued benefit of Bruce’s experience.

We are extremely pleased with the addition of Art Buckland to lead our management team. Prior to joining Richardson Electronics, Mr. Buckland was awarded the “Entrepreneur of the Year” from NASDAQ, E&Y and others for his role as Chairman, CEO and President of Clare Inc. from 1993 to 2001. Art, as President of LEX Electronics, grew the $980 million global electronics distributor to a $1.2 billion run rate in six months, during a down market. Mr. Buckland has a BSEE from Syracuse University and an MBA from Harvard Business School. We look forward to the benefit of Art’s extensive broad and international experience as a “change agent” to help Richardson Electronics reach record levels of profitability in line with our continued record sales growth.

About Richardson Electronics, Ltd.

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions”, serving the RF, Wireless and Power Conversion; Electron Device; Security; and Display Systems Markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available online at http://www.rell.com/investor.asp.

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